Polar Air Cargo LLC

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts: Dan Loh (Investors) – (914) 701-8200

Bonnie Rodney (Media) – (914) 701-8580

Polar Air Cargo LLC Reaches Settlement Agreement
In U.S. Cargo Antitrust Class Action

PURCHASE, N.Y., January 7, 2016 – Polar Air Cargo LLC (Polar LLC) today confirmed that it, along with Polar Air Cargo Worldwide, Inc. and Atlas Air Worldwide Holdings, Inc. (together, the Companies), has entered into a settlement agreement in a previously disclosed antitrust class action lawsuit in the United States. The industry-wide litigation arose from allegations about the pricing practices of a number of air cargo carriers on routes to and from the United States from January 2000 through September 2006.

The settlement agreement resolves all claims against the Companies by participating members in the class action. The Companies continue to deny any wrongdoing or liability, and there is no admission of any wrongdoing or liability in the settlement agreement.

Pursuant to the settlement agreement, Polar LLC has agreed to make installment payments over three years to settle the class action, with payments of $35 million due on or before January 15, 2016, $35 million on or before January 15, 2017, and $30 million on or before January 15, 2018. The payments are expected to be funded from cash available on hand.

William J. Flynn, President and Chief Executive Officer of Atlas Air Worldwide, commented: “We are committed to the highest standards of ethics and governance. It is important to put this legacy matter behind us and focus our full attention on the continued execution of our strategic growth initiatives. Our business continues to generate substantial cash flows, and we look forward to capitalizing on the significant opportunities ahead to deliver value for our shareholders, employees and customers.”

Atlas Air Worldwide expects to record an expense for the full amount of the Polar LLC settlement in the fourth quarter of 2015, which should total approximately $2.60 per diluted share on an after-tax basis. Excluding this impact, the settlement does not affect Atlas Air Worldwide’s previously issued adjusted earnings outlook for 2015, nor does the settlement affect other related litigation or the company’s ongoing business operations.

The settlement agreement is subject to approval and acceptance by the United States District Court for the Eastern District of New York.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s and Polar LLC’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and Polar LLC that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Atlas Air Worldwide and Polar LLC assume no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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